Exhibit 2

TRANSACTIONS

The following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons on behalf of the Reporting Persons in respect of the Shares, inclusive of any transactions effected through 4:00 p.m., New York City time, on January 16, 2014. All such transactions were purchases or sales of Shares effected by 40 North Investments LP in the open market, and the table includes commissions paid in per share prices.

Trade Date	Buy/Sell	Quantity	Price
12/16/2013	Sell	20,520	8.07
12/17/2013	Sell	29,072	8.09
12/18/2013	Sell	35,900	8.15
12/18/2013	Sell	13,013	8.19
12/19/2013	Sell	59,800	8.19
12/20/2013	Sell	56,685	8.34
12/23/2013	Sell	27,866	8.38
12/24/2013	Sell	8,791	8.37
12/26/2013	Sell	5,600	8.30
12/27/2013	Sell	3,600	8.24
1/3/2014	Sell	25,895	8.13
1/6/2014	Sell	24,690	8.05
1/7/2014	Sell	10,301	8.08
1/8/2014	Sell	20,116	8.05
1/9/2014	Sell	70,000	8.02
1/10/2014	Sell	1,852	7.97
1/10/2014	Sell	10,000	7.95
1/16/2014	Sell	18,100	8.13
1/16/2014	Sell	5,946	8.12
1/16/2014	Sell	50,000	8.02